Exhibit 10.8

Sunstone Hotel Investors, Inc.
Restricted Stock Award Certificate

[NAME]
Name of Grantee

Grant Series	February [___]
Total Number of Shares of Restricted Stock Granted	[___]
Grant Date	[___]

This Certificate and the attached Restricted Stock Award Agreement confirm the grant under the Sunstone Hotel Investors, Inc. 2004 Long-Term Incentive Plan to the above-named Grantee of the amount of Restricted Stock set forth above.  This Certificate merely evidences such grant and does not constitute property of any nature or type or confer any additional rights.  This grant is subject in all respects to the applicable terms of the Plan and the Restricted Stock Award Agreement attached hereto, which are incorporated by reference in this Certificate.  A copy of the Plan may be obtained at no cost by contacting the Corporate Secretary.

This Restricted Stock award will vest in accordance with the Schedule below.  Shares of Restricted Stock that are included in this award may not be transferred by the Grantee prior to vesting and shall be forfeited by the Grantee upon the Grantee’s Termination of Employment, as defined in the Plan, prior to vesting for any reason. Notwithstanding the foregoing or anything to the contrary contained herein or in the Plan, if and to the extent that any dividends or other distributions become payable with respect to any shares subject to this grant, as determined by the Committee in its sole discretion,  the cash and/or property paid to Grantee in respect of such dividend or other distribution shall be fully vested and nonforfeitable upon payment, whether or not the shares underlying such dividend or other distribution have vested. In addition, the Committee shall determine in its sole discretion the medium in which any such dividend or distribution (if any) shall be paid.

Vesting Date	Percentage (%) of Restricted Stock With Respect to Which Grantee Is Vested
First Vesting Date – [___]	___%
Second Vesting Date – [___]	___%
Third Vesting Date – [___]	___%

Additional Provisions:

Any tax withholding obligations relating to this Restricted Stock award shall be satisfied by the Company’s withholding shares of Restricted Stock, having a Fair Market Value, as defined in the Plan, equal to the amount of the tax to be withheld.

If an executed copy of this Award Certificate is not returned to the Company by [___], the grant of shares of Restricted Stock hereunder shall be null and void, unless the Company determines, in its sole discretion, that any delay was for good cause.

By:

Name: [NAME]